Exhibit 99.2

          [Great Western Logo]                    IMMEDIATE RELEASE
                                                  February 21, 1997

          Contact:  Ian Campbell        (818) 775-3773
                    Charlie Coleman     (818) 775-3766

                   GREAT WESTERN ADOPTS AMENDMENT TO BY-LAWS

          CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE: GWF) today announced that its board of directors had adopted an amendment to Great Western's by-laws establishing procedures for the setting of a record date for consent solicitations. The amendment, which is to take effect immediately, requires that any stockholder of Great Western seeking to have a record date set for a consent solicitation must deliver written notice to Great Western requesting that a record date be established by Great Western's board of directors. The board will then be required, within ten days after the date such request is received, to adopt a resolution fixing a record date for the consent solicitation. Under Delaware law, such record date must be a date within ten days of the date of the adoption of such resolution.

               On February 18, H.F. Ahmanson & Co. announced its intention to solicit written consents from the stockholders of Great Western with respect to two proposals. The by-law amendment is designed to establish an orderly process for the Ahmanson consent solicitation.

               With assets of $42.9 billion, Great Western
          Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. The company's principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.